Exhibit 12.1

December 15, 2015

Aperion Biologics, Inc.

11969 Starcrest Drive
San Antonio, TX 78247

RE:	Aperion Biologics, Inc., Offering Statement on Form 1-A (File No. 024-10482)

Ladies and Gentlemen:

We have acted as counsel to Aperion Biologics, Inc., a Delaware corporation (the “Company”), in connection with the filing of the referenced Offering Statement (as amended from time to time, the “Offering Statement”) under Regulation A of the Securities Act of 1933, as amended (the “Act”), with the Securities and Exchange Commission (the “SEC”). The Offering Statement relates to the proposed offering and sale of up to 3,100,000 shares of common stock, par value $0.001 per share, of the Company (the “Shares”).

In connection with this opinion letter, we have examined the Offering Statement and originals, or copies certified or otherwise identified to our satisfaction, of the Amended and Restated Certificate of Incorporation and the Amended and Restated Bylaws of the Company and such other documents, records and other instruments as we have deemed appropriate for purposes of the opinion set forth herein.

We have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of the documents submitted to us as originals, the conformity with the originals of all documents submitted to us as certified, facsimile or photostatic copies and the authenticity of the originals of all documents submitted to us as copies.

Based upon the foregoing, we are of the opinion that the Shares have been duly authorized by the Company and, when issued and sold by the Company and delivered by the Company against receipt of the purchase price therefor, in the manner contemplated by the Offering Statement, will be validly issued, fully paid and non-assessable.

The opinions expressed herein are limited to the laws of the State of Delaware.

We hereby consent to the use of this opinion as Exhibit 12.1 to the Offering Statement and to the reference to us under the caption “Legal Matters” in the Offering Circular included in the Offering Statement. In giving such consent, we do not hereby admit that we are acting within the category of persons whose consent is required under Section 7 of the Act or the rules or regulations of the SEC thereunder.

Very truly yours,

/s/ Morgan, Lewis & Bockius LLP